PriceWaterhouseCoopers





                       Consent of Independent Accountants




To the Board of Directors of Scudder International Fund, Inc.:

We consent to the incorporation by reference in Post- Effective Amendment No. 66 to the Registration Statement of Scudder International Fund, Inc. on Form N-1A of our report dated May 15, 1998 on our audit of the financial statements and financial highlights of Scudder International Fund, which report is included in the Annual Report to Shareholders for the year ended March 31, 1998 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the caption "Experts".




                                                 /s/Price WaterhouseCoopers LLP
Boston, Massachusetts                               Price WaterhouseCoopers LLP
July 29, 1998